                                                                    EXHIBIT 10.2

                               CRITICAL PATH, INC.

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

         This Change of Control Severance Agreement (this "Agreement") is made and entered into effective as of May 29, 2003 (the "Effective Date"), by and between Willam McGlashan (the "Executive") and Critical Path, Inc., a California corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 1 below.

                                    RECITALS

         A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities.

         B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Executive with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

         C. In recognition of Executive's longstanding service with the Company during which time Executive's leadership has been fundamental to the Company's development and in order to provide the Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, and in consideration of the Executive's agreement to accept a ten percent (10%) reduction in his annual base salary, the Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive's termination of employment in connection with a Change of Control.

                                    AGREEMENT

         In consideration of the mutual covenants herein contained and the continued employment of the Executive by the Company, the parties agree as follows:

         1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

                  (a) Cause. "Cause" shall mean (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders; (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board; or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders. For these purposes, no act or failure to act shall be

                               CRITICAL PATH, INC.
            CHANGE OF CONTROL SEVERANCE AGREEMENT (WILLIAM MCGLASHAN) considered "intentional or willful" unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

                  (b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                           (i)      the approval by the shareholders of the
Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

                           (ii)     the approval by shareholders of the Company
of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

                           (iii)    any "person" (as such term is used in
Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                           (iv)     a change in the composition of the Board, as
a result of which fewer than sixty-six percent (66%) of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

         Notwithstanding the foregoing, the term "Change of Control" shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

                  (c) High Bonus. "High Bonus" shall mean the highest annual bonus that could have been paid to the Executive by the Company under the bonus plan or agreement applicable to the Executive for the preceding five (5) fiscal years, whether or not such bonus was paid.

                  (d) Involuntary Termination. "Involuntary Termination" shall mean:

                           (i)      without the Executive's express written
consent, a reduction of the Executive's title, authority, duties, position or responsibilities relative to the Executive's title,

                               CRITICAL PATH, INC.
            CHANGE OF CONTROL SEVERANCE AGREEMENT (WILLIAM MCGLASHAN) authority, duties, position or responsibilities in effect immediately prior to such reduction; or the removal of the Executive's title, authority, position, duties or responsibilities, unless the Executive is provided with comparable title, authority, duties, position and responsibilities;

                           (ii)     without the Executive's express written
consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction;

                           (iii)    without the Executive's express written
consent, a reduction by the Company of the Executive's base salary or bonus opportunity as in effect immediately prior to such reduction;

                           (iv)     without the Executive's express written
consent, a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is materially reduced;

                           (v)      without the Executive's express written
consent, the relocation of the Executive's principal place of employment to a facility or a location more than thirty (30) miles from his current location;

                           (vi)     any purported termination of the Executive
by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or

                           (vii)    the failure of the Company to obtain the
assumption of this Agreement or any other agreement between the Company and Executive by any successors contemplated in Section 7 below.

                  (e) Termination Date. "Termination Date" shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

         2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

         3. At-Will Employment. The Company and the Executive acknowledge that the Executive's employment is and shall continue to be at-will, as defined under applicable law.

         4.       Severance Benefits.

                  (a) Involuntary Termination in Connection with a Change of Control. If the Executive's employment with the Company terminates as a result of an Involuntary Termination at any time within twenty-four (24) months after a Change of Control or within three (3) months on or before a Change of Control, and the Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company, then the Executive shall be entitled to the following severance benefits:

                               CRITICAL PATH, INC.
            CHANGE OF CONTROL SEVERANCE AGREEMENT (WILLIAM MCGLASHAN)

                           (i)      2.99 times the Executive's annual base
salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the Involuntary Termination;

                           (ii)     2.99 times the High Bonus, less applicable
withholding, payable in a lump sum within thirty (30) days of the Involuntary Termination;

                           (iii)    to the extent eligible on the date of
termination, the Executive will be permitted to convert his coverage under the Company's life insurance plan to an individual policy for six (6) months from the date of the Executive's termination, at no additional after-tax cost than the Executive would have had as an employee. To the extent such individual coverage cannot be provided without jeopardizing the tax status of the Company's life insurance plan, for underwriting reasons or otherwise, the Company shall pay the Executive an amount such that the Executive can purchase such benefits separately at no greater after-tax cost to the Executive than he would have had if the benefits were provided to the Executive as an employee; and

                           (iv)     reimbursement by the Company of the group
health continuation coverage premiums for the Executive and the Executive's eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") as in effect through the lesser of (x) eighteen
(18) months from the date of such termination, (y) the date upon which the Executive and the Executive's eligible dependents become covered under similar plans or (z) the date the Executive no longer constitutes a "Qualified Beneficiary" (as such term is defined in Section 4980B(g) of the Code); provided, however, that the Executive will be solely responsible for electing such coverage within the required time period.

                  (b) Termination Apart from a Change of Control. If the Executive's employment with the Company terminates other than as a result of an Involuntary Termination within the twenty-four (24) months following a Change of Control or within three (3) months on or before a Change of Control then the Executive shall not be entitled to receive severance or other benefits hereunder.

                  (c) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, the Executive's termination of employment:
(i) the Company shall pay the Executive any unpaid wages due for periods prior to the Termination Date; (ii) the Company shall pay the Executive all of the Executive's accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

         5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) would be subject to the

                               CRITICAL PATH, INC.
            CHANGE OF CONTROL SEVERANCE AGREEMENT (WILLIAM MCGLASHAN) excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive's benefits under this Agreement shall be either:

                  (a)      delivered in full or

                  (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under
Section 4999 of the Code.

         Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this
Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

         6. Legal Fees. The Company shall reimburse the Executive up to twenty thousand dollars ($20,000) for reasonable legal fees incurred as a result of any dispute between the Executive and the Company relating to this Agreement and arising following, or within three (3) months on or before, a Change of Control, payable within thirty (30) business days of the Company's receipt of a written invoice from the Executive for such incurred fees.

         7.       Successors.

                  (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

                  (b) Executive's Successors. Without the written consent of the Company, the Executive shall not assign or transfer this Agreement or any right or obligation under this

                               CRITICAL PATH, INC.
            CHANGE OF CONTROL SEVERANCE AGREEMENT (WILLIAM MCGLASHAN)

Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         8.       Notices.

                  (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

         (b) Notice of Termination. Any termination by the Company for Cause or by the Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 8. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

         9. Non-Solicitation. Until the date that is one (1) year from the date of termination of the Executive's employment with the Company, the Executive agrees and acknowledges that the Executive shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his or her employment either for the Executive or for any other entity or person. Upon any breach of this Section 9, all severance payments pursuant to this Agreement shall immediately cease.

         10.      Arbitration.

                  (a) General. In consideration of the Executive's service to the Company, its promise to arbitrate all employment related disputes, the Executive's receipt of the compensation, pay raises and other benefits paid to the Executive's by the Company, at present and in the future, the Executive agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from the termination of the Executive's service with the Company, including any breach of this Agreement, shall be subject to binding arbitration in San Francisco, California (without the necessity for any earlier mediation or other ADR) under the Arbitration Rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1283.05

                               CRITICAL PATH, INC.
            CHANGE OF CONTROL SEVERANCE AGREEMENT (WILLIAM MCGLASHAN)

(the "Rules") and pursuant to California law. Disputes which the Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. The Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with the Executive.

                  (b) Procedure. The Executive agrees that any arbitration will be administered by JAMS pursuant to its Streamlined Arbitration Rules and that a neutral arbitrator will be selected in accordance with such rules. The arbitration proceedings will not allow for discovery. Such arbitration shall occur within thirty (30) days of the first demand by the Company or by the Executive for arbitration. The Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that the Executive shall pay the first $200.00 of any filing fees associated with any arbitration initiated by the Executive.

                  (c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between the Executive and the Company and any arbitrator's award shall be enforceable in any court having jurisdiction. Accordingly, except as provided for by the Rules, neither the Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration except for claims directly related to the enforcement of an arbitrator's award. The arbitrator shall, in the award, allocate the attorneys' fees of the prevailing party against the party who did not prevail. In any judicial proceeding in connection with the enforcement of an arbitrator's award, the prevailing party shall be entitled to, and shall receive, its attorneys' fees and costs. Any payment due Executive under this agreement which is delayed for any reason shall automatically bear interest at the rate of two percent (2%) per month.

                  (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, the Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, non-solicitation or Labor Code Section 2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees, subject to Section 6 hereof.

                  (e) Administrative Relief. the Executive understands that this Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim.

                  (f) Voluntary Nature of Agreement. The Executive acknowledges and agrees that the Executive is executing this Agreement voluntarily and without any duress or undue

                               CRITICAL PATH, INC.
            CHANGE OF CONTROL SEVERANCE AGREEMENT (WILLIAM MCGLASHAN) influence by the Company or anyone else. The Executive further acknowledges and agrees that the Executive has carefully read this Agreement and that the Executive has asked any questions needed for him to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that the Executive is waiving his right to a jury trial. Finally, the Executive agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

         11.      Miscellaneous Provisions.

                  (a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

                  (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (c) Integration. This Agreement represents the entire agreement and understanding between the parties with respect to the payment of severance or other benefits if the Executive's employment with the Company terminates as a result of an Involuntary Termination within twenty-four (24) months following a Change of Control or within three (3) months on or before a Change of Control, and supersedes all prior or contemporaneous agreements, whether written or oral, with respect thereto; provided, however, that this Agreement does not supersede any agreement between the Company and the Executive with respect to the treatment of options to acquire Common Stock of the Company [or shares of Common Stock of the Company with respect to which the Company has a repurchase right] in the event of a Change of Control, or any agreement between the Company and the Executive with respect to the Executive's obligation to repay principal and interest under the promissory note dated May 20, 2002, executed by the Executive pursuant to a loan agreement between the Company and the Executive of the same date, upon a Change of Control; and, further, does not supersede any agreement in respect of the payment of severance or other benefits in circumstances pursuant to which benefits would not be payable hereunder.

                  (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

                  (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                               CRITICAL PATH, INC.
            CHANGE OF CONTROL SEVERANCE AGREEMENT (WILLIAM MCGLASHAN)

                  (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

                  (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                                      * * *
               [Remainder of this page intentionally left blank.]

                               CRITICAL PATH, INC.
            CHANGE OF CONTROL SEVERANCE AGREEMENT (WILLIAM MCGLASHAN)

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:                                 CRITICAL PATH, INC.

                                         By: /s/ Paul Bartlett
                                            ____________________________________

                                         Title: Chief Financial Officer and
                                                Executive Vice President,
                                                Corporate Development
                                               _________________________________

EXECUTIVE:                               /s/ William McGlashan
                                         _______________________________________
                                         Signature

                                         William McGlashan
                                         ---------------------------------------
                                         Printed Name

                               CRITICAL PATH, INC.
            CHANGE OF CONTROL SEVERANCE AGREEMENT (WILLIAM MCGLASHAN)